Exhibit 10.3

TRANSATLANTIC HOLDINGS, INC.

ANNUAL BONUS PLAN

          1.          Purpose. The purpose of the Transatlantic Holdings, Inc. Annual Bonus Plan (the “Plan”) is to enhance the ability of Transatlantic Holdings, Inc. and its subsidiaries (the “Company”) to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the annual performance of the Company in succeeding fiscal years, beginning with the Fiscal year ending on December 31, 2006. (the “Fiscal Year”).

          2.          Administration. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the performance objectives of the Company and corresponding Award opportunities for each Participant for each Fiscal Year, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. The Committee shall have the power to decrease the amount payable to any Participant.

          3.          Eligible Employees. Those employees of the Company selected by the Committee shall participate in the Plan for the Fiscal Year.

          4.          Payment of Awards. As soon as practicable after the close of the Fiscal Year and prior to the payment of any Award, the Committee shall review the Company’s performance and certify in writing the extent to which the applicable performance objectives have been achieved. Each Award to the extent earned shall be paid in a single lump sum cash payment, less applicable withholding taxes, in March of the year immediately following the end of the Fiscal Year.

          5.          Awards. A Participant may earn an Award up to a percentage of Target Bonus as determined by the Committee based upon achievement of performance goals determined by the Committee. Notwithstanding anything to the contrary in the Plan, the aggregate amount that can be paid pursuant to Awards for the Fiscal Year cannot exceed 150% of the aggregate of the Target Bonuses for all Participants.

          6.          Termination of Employment. Subject to the Committee’s discretion, no Award for the Fiscal Year shall be payable to any Participant unless he or she is employed by the Company or one of its subsidiaries on the payment date for Awards unless the Participant’s employment was terminated because of his or her (i) death, (ii) permanent disability or (iii) retirement, if such termination occurs after the end of the Fiscal Year and prior to the payment date of the Award otherwise payable in respect of the Fiscal Year. For this purpose “permanent disability” has the meaning defined in the American International Group, Inc. Long-Term Insurance Policy (applicable to TRH employees) as in effect on the relevant date (or, if none, will be determined by the Committee in its sole discretion).

          7.          Designation of Beneficiary. In the event of a Participant’s death prior to full payment of any Award hereunder, unless such Participant shall have designated a beneficiary or beneficiaries in accordance with this Section 7, payment of any Award due under the Plan shall be made to the beneficiary or beneficiaries designated by the Participant under the Company’s basic life insurance program, or if no beneficiary has been designated under the basic life insurance program, or if the Participant’s designated beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate. A beneficiary designation under this Plan, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Benefits Department of the Company. If a beneficiary has been designated under this Plan and such beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate.

          8.          Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion.

          9.          Miscellaneous Provisions

                       (a)          Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries.

                       (b)          A Participant’s rights and interests under the Plan may not be assigned or transferred, except as provided in Section 7, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

                       (c)          The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

                       (d)          The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

                       (e)          Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its subsidiaries or to remove the individual from the employment of the Company or any of its subsidiaries at any time, all of which rights and powers are expressly reserved.

          10.        Definitions.

                       (a)          “Award” shall mean the cash incentive award for which a Participant is eligible under the Plan for the Fiscal Year.

                       (b)          “Base Salary” shall mean the Participant’s base salary paid by the Company and/or any of its subsidiaries and received by the Participant during the Fiscal Year. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) imputed income from such programs as executive life insurance, or (v) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Sections 125 or 401(k) of the Code or pursuant to any nonqualified deferred compensation plan or agreement.

                       (c)          “Board” shall mean the Board of Directors of the Company.

                       (d)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

                       (e)          “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

                       (f)           “Maximum Target Combined Ratio” shall mean the Combined Ratio, excluding the impact of Catastrophes, set as the maximum target as determined by the Committee.

                       (g)          “Maximum Target Earnings Per Share” shall mean the earnings per share amount set as the maximum target as determined by the Committee.

                       (h)          “Officer” shall mean any officer of the Company or any of its subsidiaries.

                       (i)           “Participant” shall mean those individuals selected by the Committee to participate in the Plan.

                       (j)           “Target Bonus” shall mean the percentage of a Participant’s Base Salary as determined by the Committee.

                       (k)          “Target Combined Ratio” shall mean the Combined Ratio, excluding the impact of Catastrophes, set as the target as determined by the Committee.

                       (l)           “Target Earnings Per Share” shall mean the earnings per share amount set as the target as determined by the Committee.

                       (m)          “Threshold Target Combined Ratio” shall mean the Combined Ratio, excluding the impact of Catastrophes, set as the threshold as determined by the Committee.

                       (n)           “Threshold Target Earnings Per Share” shall mean the earnings per share amount set as the threshold as determined by the Committee.